                                                                    EXHIBIT 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All references to numbered Notes are to specific footnotes to the Consolidated Financial Statements of the Company included in this Annual Report and which descriptions are incorporated into the applicable response by reference. The following discussion should be read in conjunction with such Consolidated Financial Statements and related Notes. Capitalized terms used, but not defined, in this Management's Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as in such Notes.

FORWARD-LOOKING INFORMATION

Certain statements contained in this Annual Report may include certain forward-looking information statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including (without limitation) statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects", "anticipates", "intends", "plans", "will", "believes", "seeks", "estimates", and "should" and variations of these words and similar expressions, are intended to identify these forward-looking statements. Forward-looking statements made by the Company and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include (without limitation) general industry and economic conditions, acts of terrorism, interest rate trends, cost of capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in the Company's markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at the Company's properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support the Company's future business.

MANAGEMENT'S CONTEXTUAL OVERVIEW & SUMMARY

The Company's primary business is the ownership, management, leasing and development of retail rental property. Management of the Company believes the most significant operating factor affecting incremental cash flow and net income is increased rents (either base rental revenue or overage rents) earned from tenants at the Company's properties. These rental revenue increases are primarily achieved by re-leasing existing space at higher current rents, increasing occupancy at the properties so that more space is generating rent and sales increases of the tenants, in which the Company participates through overage rents. Therefore, certain operating statistics of the properties owned by the Company are presented to indicate the trends of these factors. Readers of this management analysis of operations of the Company should focus on trends in such rental revenues as tenant expense recoveries (which are intended to recover amounts incurred for property operating expenses, including real estate taxes) and net management fees and expenses, are not as significant in terms of major net indicators of trends in cash flow or net income. In addition, management of the Company considers changes in interest rates to be the most significant external factor in determining trends in the Company's cash flow or net income. As detailed in our discussion of economic conditions and market risk in this section, interest rates could rise in future months, which could adversely impact the Company's future cash flow and net income. Finally, the following discussion of management's analysis of operations focuses on the consolidated financial statements presented in this Annual Report. Trends in Funds from Operations ("FFO") as defined by The National Association of Real Estate Investment Trusts ("NAREIT") have not been presented in this management discussion of operations, as FFO, under current SEC reporting guidelines, can only be considered a supplemental measure of Company operating performance.

The summary immediately above has discussed operating factors which affect incremental annual cash flow and net income for individual properties owned by the Company in all comparable periods. However, another significant factor for overall increases in annual Company cash flow and net income is the acquisition of additional properties. During 2003, the Company acquired 100% interests in 10 regional malls and additional ownership interests in 7 regional malls, for total consideration of approximately $2.0 billion. Readers of this management analysis of operations should note that, as described in the results of operations discussion below, the major portion of increases in cash flow and net income versus prior years are due to the continued acquisition of property.

SEASONALITY

The business of our tenants and the Company's business are both seasonal in nature. Our tenants' stores typically achieve higher sales levels during the fourth quarter because of the holiday selling season, and with lesser, though still significant, sales fluctuations associated with the Easter holiday and back-to-school events. Although the Company has a year-long temporary leasing program, a significant portion of the rents received from short-term tenants are collected during the months of November and December. In addition, the majority of our tenants have December or January lease years for purposes of calculating annual overage rent amounts. Accordingly, overage rent thresholds are most commonly achieved in the Company's fourth quarter. Thus, occupancy levels and revenue production are generally higher in the fourth quarter of each year and lower during the first and second quarters of each year.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates for a variety of reasons, certain of which are described below.

CRITICAL ACCOUNTING POLICIES

Critical accounting policies are those that are both significant to the overall presentation of the Company's financial condition and results of operations and require management to make difficult, complex or subjective judgments. For example, significant estimates and assumptions have been made with respect to useful lives of assets, capitalization of development and leasing costs, recoverable amounts of receivables and deferred taxes and initial valuations and related amortization periods of deferred costs and intangibles, particularly with respect to property acquisitions, as further discussed below. The Company's critical accounting policies have not changed during 2003 from 2002.

INITIAL VALUATIONS AND ESTIMATED USEFUL LIVES OR AMORTIZATION PERIODS FOR PROPERTY AND INTANGIBLES: Upon acquisition of a property, the Company makes an initial assessment of the initial valuation and composition of the assets acquired and liabilities assumed. These assessments consider fair values of the respective assets and liabilities and are determined based on estimated future cash flows using appropriate discount and capitalization rates. The estimated future cash flows that are used for this analysis reflect the historical operations of the property, known trends and changes expected in current market and economic conditions which would impact the property's operations, and the Company's plans for such property. These estimates of cash flows are particularly important as they are used for the allocation of purchase price between land, buildings and improvements and other identifiable intangibles including above, below and at-market leases. As the resulting cash flows are, under current accounting standards, the basis for the carrying values of the assets and liabilities and any subsequent impairment losses recognized, the impact of these estimates on the Company's operations could be substantial. Significant differences in annual depreciation or amortization expense may result from the differing amortization periods related to such purchased assets and liabilities.

For example, the net consolidated carrying value of the land, buildings and other purchased intangible assets, net of identifiable purchased intangible liabilities, at December 31, 2003 for acquisitions completed by the Company in 2003 was approximately $2.3 billion which will be depreciated or amortized over estimated useful lives of five to forty-five years.

Events or changes in circumstances concerning a property may occur which could indicate that the carrying values or amortization periods of the assets and liabilities may require adjustment. The resulting recovery analysis also depends on an analysis of future cash flows to be generated from a property's assets and liabilities. Changes in the Company's overall plans (for example, the extent and nature of a proposed redevelopment of a property) and its views on current market and economic conditions may have a significant impact on the resulting estimated future cash flows of a property that are analyzed for these purposes.

RECOVERABLE AMOUNTS OF RECEIVABLES AND DEFERRED TAXES: The Company makes periodic assessments of the collectability of receivables (including those resulting from the difference between rental revenue recognized and rents currently due from tenants) and the recoverability of deferred taxes based on a specific review of the risk of loss on specific accounts or amounts. With respect to receivable amounts, this analysis places particular emphasis on past-due accounts and considers information such as, among other things, the nature and age of the receivables, the payment history and financial condition of the payee and the basis for any disputes or negotiations with the payee. For straight-line rents, the analysis considers the probability of collection of the unbilled deferred rent receivable given the Company's experience regarding such amounts. For deferred taxes, an assessment of the recoverability of the current tax asset considers the current expiration periods of the prior net operating loss carry forwards (currently through 2021-Note 6) and the estimated future taxable income of GGMI, a taxable REIT subsidiary of the Company. The resulting estimates of any allowance or reserve related to the recovery of these items is subject to revision as these factors change and is sensitive to the effects of economic and market conditions on such payees and on GGMI.

CAPITALIZATION OF DEVELOPMENT AND LEASING COSTS: The Company capitalizes the costs of development and leasing activities of its properties. These costs are incurred both at the property location and at the regional and corporate office level. The amount of capitalization depends, in part, on the identification and justifiable allocation of certain activities to specific projects and lease proposals. Differences in methodologies of cost identifications and documentation, as well as differing assumptions as to the time incurred on different projects, can yield significant differences in the amounts capitalized.

CERTAIN INFORMATION ABOUT THE COMPANY PORTFOLIO

At December 31, 2003, the Company owned the Consolidated Centers (120 regional malls and community centers) and the following investments in Unconsolidated Real Estate Affiliates (collectively, the "Company Portfolio"):

                NUMBER OF REGIONAL    COMPANY
                  MALL SHOPPING      OWNERSHIP
VENTURE NAME         CENTERS         PERCENTAGE
------------         -------         ----------
GGP/Homart              22*             50%
GGP/Homart II           10              50%
GGP/Teachers             5              50%
GGP Ivanhoe              2              51%
GGP Ivanhoe IV           1              51%
Quail Springs            1              50%
Town East Mall           1              50%
Circle T                 1              50%
Totals                  43
                        --

(*) Including 3 regional mall shopping centers owned jointly with venture partners.

For the purposes of this report, the 43 regional mall shopping centers listed above are collectively referred to as the "Unconsolidated Centers" and, together with the Consolidated Centers, comprise the "Company Portfolio".

Reference is made to Notes 1 and 4 for a further discussion of such Consolidated Centers and investments in Unconsolidated Real Estate Affiliates.

As used in this Annual Report, the term "GLA" refers to gross leaseable retail space, including Anchors and all other areas leased to tenants; the term "Mall GLA" refers to gross leaseable retail space, excluding both Anchors and Freestanding GLA; the term "Anchor" refers to a department store or other large retail store; the term "Mall Stores" refers to stores (other than Anchors) that are typically specialty retailers who lease space in the structure including, or attached to, the primary complex of buildings that comprise a shopping center; the term "Freestanding GLA" means gross leaseable area of freestanding retail stores in locations that are not attached to the primary complex of buildings that comprise a shopping center; and the term "total Mall Stores sales" means the gross revenue from product sales to customers generated by the Mall Stores.

The Company has presented certain information on its Consolidated and Unconsolidated Centers separately in charts and tables containing financial data and operating statistics for its equity-owned retail properties. As a significant portion of the Company's total operations are structured as joint venture arrangements which are unconsolidated for GAAP purposes since the Company only has an approximate 50% interest in such properties through such joint ventures, management of the Company believes that financial information and operating statistics with respect to all properties owned provide important insights into the income produced by such investments for the Company as a whole. Since GGMI, a wholly-owned subsidiary of the Company, provides on-site management and other services to the Unconsolidated Centers, the management operating philosophies and strategies are generally the same whether the properties are consolidated or unconsolidated as a result of a joint venture arrangement. As a result, a presentation of certain financial information for Consolidated and Unconsolidated Centers on a stand-alone basis as well as operating statistics on a stand-alone and weighted average basis depicts the relative size and significance of these elements of the Company's overall operations.

                           COMPANY OPERATING DATA (a)
           AS OF AND/OR FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003
                                   (unaudited)

                                                      Consolidated   Unconsolidated     Company
                                                        Centers         Centers       Portfolio (b)
                                                        -------         -------       -------------
OPERATING STATISTICS
Space leased at centers not
  under redevelopment (as a %)                               91.2%           91.4%           91.3%
Trailing 12 month total tenant sales per sq. ft.       $      339      $      378          $  352
% change in total sales                                      2.71%           3.75%           3.05%
% change in comparable sales                                 0.52%           0.63%           0.56%
Occupied Mall and Freestanding GLA
  excluding space under redevelopment (in sq. ft.)     30,151,406      14,524,657      44,676,063

CERTAIN FINANCIAL INFORMATION
Average annualized in place rent per sq. ft.           $    28.37      $    32.63
Average rent per sq. ft. for
  new/renewal leases (excludes 2003 acquisitions)      $    31.83      $    34.71
Average rent per sq. ft. for leases
  expiring in 2003 (excludes 2003 acquisitions)        $    22.16      $    31.29

(a) Data is for 100% of the Mall GLA in each portfolio, including those centers that are owned in part by unconsolidated affiliates. Data excludes properties currently being redeveloped and/or remerchandised and miscellaneous (non-mall) properties.

(b) Operating statistics presented in the column "Company Portfolio" are weighted average amounts.

RESULTS OF OPERATIONS OF THE COMPANY

GENERAL:

Company revenues are primarily derived from tenants in the form of fixed minimum rents, overage rents and recoveries of operating expenses. In addition, the consolidated results of operations of the Company were impacted by the following acquisitions (listed by year):

2003

-     Peachtree Mall in Columbus, Georgia

-     Saint Louis Galleria in St. Louis, Missouri

-     Coronado Center in Albuquerque, New Mexico

-     The additional 49% ownership interest in GGP Ivanhoe III

-     Lynnhaven Mall in Virginia Beach, Virginia

-     Sikes Senter in Wichita Falls, Texas

-     The Maine Mall in Portland, Maine

-     Glenbrook Square in Fort Wayne, Indiana

-     Foothills Mall in Fort Collins, Colorado

-     Chico Mall in Chico, California

-     Rogue Valley Mall in Medford, Oregon

2002

-     Victoria Ward, Limited in Honolulu, Hawaii

-     JP Realty, Inc. (51 properties in 10 western USA states)

-     Prince Kuhio Plaza in Hilo, Hawaii

-     Pecanland Mall in Monroe, Louisiana

-     Southland Mall in Hayward, California

2001

-     Tucson Mall in Tucson, Arizona

For purposes of the following discussion of the results of operations, the effect of "new" acquisitions is that, for the relevant comparative accounting periods, the properties listed above were not owned by the Company for the entire time in both accounting periods.

Inasmuch as the Company's consolidated financial statements reflect the use of the equity method to account for its investments in GGP/Homart, GGP/Homart II, GGP/Teachers, GGP Ivanhoe, GGP Ivanhoe III, GGP Ivanhoe IV, Quail Springs and Town East, the discussion of results of operations of the Company below related primarily to the revenues and expenses of the Consolidated Centers and GGMI.

COMPARISON OF YEAR ENDED DECEMBER 31, 2003 TO YEAR ENDED DECEMBER 31, 2002

The main reason for the increases when comparing the results of 2003 to those of 2002 is the new acquisitions as discussed above. The following chart calculates the change and percentage change for major items of revenue and expense:

           PERCENTAGE CHANGE IN MAJOR ITEMS OF REVENUES AND EXPENSES
                             (Dollars in thousands)

Percentage Change in Major Items of Revenues and Expenses
(Dollars in thousands)

    REVENUE OR EXPENSE ITEM                          2003         2002       $ CHANGE   % CHANGE
    -----------------------                          ----         ----       --------   --------
Total Revenues                                   $ 1,262,791   $  973,440   $  289,351    29.7%
  Minimum rents                                  $   775,320   $  581,551   $  193,769    33.3%
  Tenant recoveries                              $   332,137   $  254,999   $   77,138    30.3%
  Overage rents                                  $    34,928   $   28,044   $    6,884    24.5%
  Management and other fees                      $    84,138   $   75,479   $    8,659    11.5%
Total Expenses                                   $   714,489   $  545,961   $  168,528    30.9%
  Real estate taxes                              $    88,276   $   60,726   $   27,550    45.4%
  Repairs and maintenance                        $    81,433   $   62,449   $   18,984    30.4%
  Other property operating costs                 $   153,370   $  107,726   $   45,644    42.4%
  Property management and other costs            $   109,844   $   94,795   $   15,049    15.9%
  Depreciation and amortization                  $   230,195   $  179,036   $   51,159    28.6%
Interest Expense                                 $   278,543   $  219,029   $   59,514    27.2%
Equity in net income of unconsolidated
 affiliates                                      $    94,480   $   80,825   $   13,655    16.9%

The new acquisitions accounted for approximately $249.5 million of the $289.4 million increase in total revenues. The remainder of the increase in total revenues was attributable to the Comparable Cente-rs (properties owned by the Company for the entire time during the relevant comparative accounting periods) and to GGMI, the components of which are described in more detail below.

The effect of new acquisitions comprised $151.8 million of the increase in minimum rents, while the remaining $42.0 million increase was due to additional rents from higher occupancies, higher base rents from lease renewals, as well as increased specialty leasing activities. Included in the increase in minimum rents was the effect of below-market lease rent accretion pursuant to SFAS 141 and 142 (Note 2) for the 2002 and 2003 acquisitions, which was $16.6 million in 2003 and $4.6 million in 2002.

The majority of the increase in tenant recoveries was mainly due to new acquisitions which accounted for $70.5 million of the $77.1 million increase. The remaining amount of the increase was due to increased recoverable operating costs at the Comparable Centers as noted below.

The increase in overage rents was substantially all due to new acquisitions which accounted for $6.7 million of the $6.9 million increase. The increase in management and other fees was primarily due to increases in acquisition, financing, leasing and development fees at GGMI, the components of which are discussed below.

The new acquisitions accounted for $117.9 million of the $168.5 million increase in total expenses, including depreciation and amortization. The remainder of the increase was attributable to the Comparable Centers and to GGMI as described in more detail below.

Real estate taxes increased mainly due to new acquisitions which accounted for $21.6 million of the $27.6 million increase. The remainder was due to increases at the Comparable Centers primarily due to reassessments and increased real estate tax rates at the properties. The increase in repairs and maintenance was substantially all due to the new acquisitions. As noted in management's contextual overview, the above increases in real estate taxes, repairs and maintenance and other property operating expenses are generally recoverable from tenants.

The effect of new acquisitions accounted for $29.3 million of the $45.6 million increase in other property operating costs. The remainder was primarily due to approximately $7.5 million in increases in insurance costs and approximately $5.5 million in increases in net payroll costs including approximately $3.1 million in incremental compensation expenses recognized in 2003 over 2002 due to the vesting of certain of the Company's threshold vesting stock options as described in Note 9.

The increase in management and other fees and property management and other costs was primarily due to increased fees and expenses related to late 2003 acquisition activity of the Unconsolidated Real Estate Affiliates as discussed below. Third party management fees and expenses were generally comparable between the two years.

The new acquisitions accounted for $41.5 million of the $51.2 million increase in depreciation and amortization. The increase in interest expense, including amortization of deferred financing costs, due to the loans and financings related to the new acquisitions was $48.6 million. Interest rates were generally stable during 2003 but certain reductions in interest expense were achieved through the refinancing of existing higher rate mortgage debt.

The increase in equity in income of unconsolidated affiliates in 2003 was primarily due to an increase in the Company's equity in the income of GGP/Teachers which resulted in an increase of approximately $14.2 million. This increase is due to a full year of operations being reflected in 2003 versus only four months in 2002 as GGP/Teachers was formed in August 2002. In addition, the Company's equity in the income of GGP/Homart II increased approximately $7.2 million, primarily as a result of the acquisition of Glendale Galleria and First Colony Mall during the fourth quarter of 2002. These increases were partially offset by the acquisition of the 49% ownership interest in GGP Ivanhoe III in July 2003 which caused the operations of GGP Ivanhoe III to be fully consolidated for the remaining six months of 2003.

COMPARISON OF YEAR ENDED DECEMBER 31, 2002 TO YEAR ENDED DECEMBER 31, 2001

The main reason for the increases when comparing the results of 2002 to those of 2001 is the new acquisitions as presented above. The following chart calculates the change and percentage change for major items of revenue and expense:

            PERCENTAGE CHANGE IN MAJOR ITEMS OF REVENUES AND EXPENSES
                             (Dollars in thousands)

   REVENUE OR EXPENSE ITEM                          2002          2001       $ CHANGE   % CHANGE
   -----------------------                          ----          ----       --------   --------
Total Revenues                                   $  973,440    $  799,365   $  174,075    21.8%
  Minimum rents                                  $  581,551    $  466,678   $  114,873    24.6%
  Tenant recoveries                              $  254,999    $  218,700   $   36,299    16.6%
  Overage rents                                  $   28,044    $   22,746   $    5,298    23.3%
  Management and other fees                      $   75,479    $   66,764   $    8,715    13.1%
Total Expenses                                   $  545,961    $  504,588   $   41,373     8.2%
  Real estate taxes                              $   60,726    $   51,057   $    9,669    18.9%
  Repairs and maintenance                        $   62,449    $   53,922   $    8,527    15.8%
  Other property operating costs                 $  107,726    $   84,941   $   22,785    26.8%
  Property management and other costs            $   94,795    $   66,987   $   27,808    41.5%
  Depreciation and amortization                  $  179,036    $  144,863   $   34,173    23.6%
Interest Expense                                 $  219,029    $  225,057   $   (6,028)   -2.7%
Equity in net income of unconsolidated
 affiliates                                      $   80,825    $   60,195   $   20,630    34.3%

The new acquisitions accounted for approximately $104.7 million of the $174.1 million increase in total revenues with increases in tenant recoveries and fee income as discussed below representing the majority of the remaining increase in total revenues.

The effect of new acquisitions comprised $74.9 million of the $114.9 million increase in minimum rents, while the remainder of the increase was due primarily to new base rents on expansion space and specialty leasing increases at the Comparable Centers. Included in the increase in minimum rents was the effect of below-market lease rent accretion pursuant to SFAS 141 and 142 (Note 2) for the new acquisitions, which was $4.6 million in 2002.

The majority of the increase in tenant recoveries was attributable to the new acquisitions which accounted for $24.6 million of the $36.3 million increase. The remainder was due to increased recoverable operating costs at the Comparable Centers as noted below.

The $5.3 million increase in overage rents was substantially all due to the new acquisitions. The $8.7 million increase in management and other fees was primarily due to higher acquisition, financing, leasing and development fees.

Excluding the effects of the $66.0 million of Network Discontinuance costs (Note
11) which were incurred in 2001, but not in 2002, total expenses increased approximately $107.4 million in 2002. Of the increase, $53.4 million was due to the effect of the acquisitions as discussed above. The remainder of the increase in total expenses was attributable to the Comparable Centers and to GGMI as described below.

Real estate taxes increased mainly due to the new acquisitions which accounted for $8.8 million of the $9.7 million increase. The remainder was due to increases at the Comparable Centers primarily due to reassessments and increased real estate tax rates at the properties. The increase in repairs and maintenance was substantially all due to the new acquisitions. As noted in management's contextual overview, increases in real estate taxes, repairs and maintenance and other property operating expenses are generally recoverable from tenants.

The $22.8 million increase in other property operating costs was primarily due to new acquisitions and increases in net payroll and professional services costs including approximately $11.8 million of compensation expenses recognized in 2002 due to the vesting of certain of the Company's threshold vesting stock options as described in Note 9.

The $8.7 million increase in management and other fees and property management and other costs was primarily due to increased fees and expenses related to the 2002 acquisition activity of the Unconsolidated Real Estate Affiliates as discussed below. Third party management fees and expenses were generally comparable between the two years.

The new acquisitions accounted for $18.2 million of the $34.2 million increase in depreciation and amortization. The $6.0 million decrease in interest expense in 2002 is primarily the result of approximately $14.0 million of debt extinguishment costs included in interest expense in 2001. These costs were reclassified in 2003 from extraordinary items per the rescission of FASB No. 4 (Note 13). Lower interest rates in 2002 also contributed to the 2002 decrease, which was partially offset by additional interest expense of approximately $15.1 million related to loans incurred or assumed in conjunction with new acquisitions.

The increase in equity in income of unconsolidated affiliates was partially a result of reduced interest rates on their mortgage loans primarily resulting from refinancings in 2001. In addition, the Company's equity in the income of GGP Ivanhoe III increased approximately $8.7 million, primarily caused by increases in minimum rents, tenant recoveries and specialty leasing revenues at the properties owned by GGP Ivanhoe III. The Company's equity in the income of GGP/Teachers, formed in 2002, resulted in an increase in earnings of approximately $6.0 million.

LIQUIDITY AND CAPITAL RESOURCES OF THE COMPANY

As of December 31, 2003, the Company held approximately $10.7 million of unrestricted cash and cash equivalents. During January 2004, an additional $140 million was borrowed under the Company's 2003 Credit Facility. The Company uses operating cash flow as the principal source of internal funding for short-term liquidity and capital needs such as tenant construction allowances and minor improvements made to individual properties that are not recoverable through common area maintenance charges to tenants. External funding alternatives for longer-term liquidity needs such as acquisitions, new development, expansions and major renovation programs at individual centers include:

      -     Construction loans

      -     Mini-permanent loans

      -     Long-term project financing

      -     Joint venture financing with institutional partners

      -     Operating Partnership level or Company level equity investments

      -     Unsecured Company level debt

      -     Secured loans collateralized by individual shopping centers

In this regard, in March 2003 the Company arranged the 2003 Credit Facility (as described below and in Note 5) to replace a previously existing unsecured credit. The 2003 Credit Facility was finalized in April 2003 with initial borrowing availability of approximately $779 million (which was subsequently increased to approximately $1.25 billion). At closing, approximately $619 million was borrowed under the 2003 Credit Facility, which has a term of three years and provides for partial amortization of the principal balance in the second and third years. As of December 31, 2003, the Company had borrowed approximately $789.0 million on the 2003 Credit Facility and management believes it is in compliance with any restrictive covenants (Note 5) contained in its various financial arrangements. Also, in order to maintain its access to the public equity and debt markets, the Company has a currently effective shelf registration statement under which up to $2 billion in equity or debt securities may be issued from time to time.

In addition, the Company considers its Unconsolidated Real Estate Affiliates as potential sources of short and long-term liquidity. In this regard, the Company has net borrowings (in place of distributions) at December 31, 2003 of approximately $8.9 million from GGP/Homart II, (which bears interest at a rate per annum of LIBOR plus 135 basis points) after repayments of approximately $73.1 million during 2003. Such loaned amounts from GGP/Homart II are currently due in March 2005 and primarily represent GGP/Homart II proceeds of the GGP MPTC and other recent financings and are expected to be repaid from future operating distributions from GGP/Homart II (Notes 4 and 5). To the extent that amounts remain due in March 2005 after the application of available operating distributions, the Company expects to repay such amounts from other financing proceeds as discussed below.

As of December 31, 2003, the Company had consolidated debt of approximately $6.6 billion, of which approximately $4.5 billion is comprised of debt bearing interest at fixed rates (after taking into effect certain interest rate swap agreements described below), with the remaining approximately $2.1 billion bearing interest at variable rates. In addition, the Company's Unconsolidated Real Estate Affiliates have mortgage loans of which the Company's allocable portion based on its respective ownership percentages is approximately $1.9 billion. Of the Company's share of total mortgage debt of Unconsolidated Real Estate Affiliates of $1.9 billion, approximately $1.2 billion is comprised of debt bearing interest at fixed rates (after taking into effect certain interest rate swap agreements), with the remaining approximately $0.7 billion bearing interest at variable rates. Except in instances where certain Consolidated Centers are cross-collateralized with the Unconsolidated Centers, or the Company has retained a portion of the debt of a property when contributed to an Unconsolidated Real Estate Affiliate (as indicated in the chart below and in Note 4), the Company has not otherwise guaranteed the debt of the Unconsolidated Real Estate Affiliates. Reference is made to Notes 5 and 12 and

Items 2 and 7A of the Company's Annual Report on Form 10-K for additional information regarding the Company's debt and the potential impact on the Company of interest rate fluctuations.

The following summarizes certain significant investment and financing transactions of the Company currently planned or completed since December 31, 2002:

In January 2003, the Company refinanced the mortgage loans collateralized by the Provo Towne Centre and the Spokane Valley Mall with a new, long-term non-recourse mortgage loan. The new $95 million loan bears interest at a rate per annum of 4.42%, requires monthly payments of principal and interest and matures in February 2008.

On March 31, 2003, the Company sold McCreless Mall in San Antonio, Texas for aggregate consideration of $15 million (which was paid in cash at closing). The Company recorded a gain of approximately $4 million for financial reporting purposes on the sale of the mall. McCreless Mall was purchased in 1998 as part of a portfolio of eight shopping centers.

In April 2003, the Company reached an agreement with a group of banks to establish a new revolving credit facility and term loan (the "2003 Credit Facility") with initial borrowing availability of approximately $779 million (which was subsequently increased to approximately $1.25 billion). At closing, approximately $619 million was borrowed under the 2003 Credit Facility, which has a term of three years and provides for partial amortization of the principal balance in the second and third years (currently approximately $28.2 million and $36.1 million in 2004 and 2005, respectively). The proceeds were used to repay and consolidate existing financing including amounts due on the PDC Credit Facility, the Term Loan and the JP Realty acquisition loan. Amounts borrowed under the 2003 Credit Facility bear interest at a rate per annum of LIBOR plus 100 to 175 basis points depending upon the Company's leverage ratio.

On April 30, 2003, the Company completed the acquisition of Peachtree Mall, an 811,000 square foot enclosed regional mall located in Columbus, Georgia. The purchase price was approximately $87.6 million, which was paid at closing with a five-year interest-only acquisition loan (assuming the exercise by the Company of all no-cost extension options) of approximately $53 million (bearing interest at a rate per annum of LIBOR plus 85 basis points), and the balance from cash on hand and borrowings under the Company's credit facilities.

On June 11, 2003, the Company acquired Saint Louis Galleria, a two-level enclosed mall in St. Louis, Missouri. The purchase price was approximately $235 million which was funded by cash on hand, including proceeds from refinancings of existing long-term financing and an approximately $176 million acquisition, interest-only loan which matures in June of 2008 (assuming the exercise by the Company of all no-cost extension options) and currently bears interest at a rate per annum of LIBOR plus 165 basis points.

On June 11, 2003, the Company acquired Coronado Center, a two-level enclosed mall in Albuquerque, New Mexico. The purchase price was approximately $175 million and was funded by cash borrowed from the Company's credit facilities and by an approximately $131 million, interest-only acquisition loan which matures in October of 2008 (assuming the exercise by the Company of all no-cost extension options) and bore interest at a rate per annum of LIBOR plus 85 basis points. In September 2003, $30 million was paid down and the loan now bears interest at a rate per annum of LIBOR plus 91 basis points.

On June 13, 2003, the Company refinanced five malls, Boulevard Mall, West Valley Mall, Mayfair, Valley Plaza Mall and Regency Square Mall, which had all been a part of the GGP MPTC financing (see Note 5). Boulevard Mall was refinanced with a new non-recourse $120 million loan which requires monthly payments of principal and interest, matures in August of 2013 and bears interest at a rate per annum of 4.27%. West Valley Mall was refinanced with a new non-recourse $67 million loan which requires monthly payments of principal and interest, matures in April of 2010 and bears interest at a rate per annum of 3.43%. Mayfair (owned by GGP Ivanhoe III which was an Unconsolidated Real Estate Affiliate until the July 1, 2003 acquisition described below) was refinanced with a new non-recourse $200 million loan which requires monthly payments of principal and interest, matures in June of 2008 and bears interest at a rate per annum of 3.11%. Valley Plaza was refinanced with a new non-recourse $107 million loan which requires monthly payments of principal and interest, matures in July of 2012 and bears interest at a rate per annum of 3.90%. Regency Square Mall was refinanced with a new non-recourse $106 million loan which requires monthly payments of principal and interest, matures in July of 2010 and bears interest at a rate per annum of 3.59%.

On July 1, 2003, the Company acquired the 49% ownership interest in GGP Ivanhoe III which was held by Ivanhoe, the Company's joint venture partner, thereby increasing the Company's ownership interest to a full 100%. Concurrently with this transaction, a new joint venture, GGP Ivanhoe IV, was created between the Operating Partnership and Ivanhoe to own Eastridge Mall, which previously had been owned by GGP Ivanhoe III. No gain or loss will be recognized on this transaction by GGP Ivanhoe III. The Company's ownership interest in GGP Ivanhoe IV is 51% and Ivanhoe's ownership interest is 49%. The aggregate consideration for the GGP Ivanhoe III acquisition was approximately $459 million. Approximately $268 million of existing mortgage debt was assumed in connection with the GGP Ivanhoe III acquisition. The balance of the aggregate consideration, or approximately $191 million, was funded using a combination of proceeds from the refinancing of existing long-term debt and new mortgage loans on previously unencumbered properties as described immediately below.

On July 1, 2003, the Company obtained an aggregate of five new amortizing mortgage loans on sixteen previously unencumbered properties. Visalia Mall was financed with a new non-recourse $49.0 million loan which is scheduled to be repaid in January 2010, matures in 2028 and bears interest at a rate per annum of 3.78%. Boise Towne Plaza was financed with a new non-recourse $12.1 million loan which matures in July of 2010 and bears interest at a rate per annum of 4.70%. A new non-recourse loan of approximately $38.5 million, cross-collateralized by a group of nine retail properties (Austin Bluffs Plaza, Division Crossing, Fort Union Plaza, Halsey Crossing, Orem Plaza-Center Street, Orem Plaza-State Street, River Pointe Plaza, Riverside Plaza and Woodlands Village), was obtained. This mortgage loan bears interest at a rate per annum of 4.40% and is scheduled to mature in April of 2009. A new non-recourse loan of approximately $29.4 million, collateralized by the Gateway Crossing and the University Crossing retail properties, was obtained which matures in July of 2010 and bears interest at a rate per annum of 4.70%. Finally, a new non-recourse loan of approximately $87 million, cross-collateralized by the Animas Valley, Grand Teton and Salem Center retail properties, was obtained which matures in July of 2008 and bears interest at a rate per annum of 3.56%.

On July 15, 2003 the Company completed the redemption of the PIERS, (Note 1). The Company, through voluntary conversion by the holders of the PIERS or at redemption, redeemed the $337.5 million of preferred stock represented by the PIERS with Common Stock (plus a nominal amount of cash for fractional shares).

On July 31, 2003, the Company obtained a new long-term fixed rate non-recourse mortgage loan collateralized by The Meadows Mall. The new $112 million loan, bearing interest at a rate per annum of 5.45%, and requiring monthly payments of principal and interest, matures in August 2013, and replaced a previously existing $59.6 million mortgage loan.

On August 27, 2003, the Company acquired Lynnhaven Mall, an enclosed mall in Virginia Beach, Virginia for approximately $256.5 million. The consideration (after certain prorations and adjustments) was paid in the form of cash borrowed under the Company's credit facilities and a $180 million interest-only acquisition loan. The acquisition loan currently bears interest at a rate per annum of LIBOR plus 125 basis points and is scheduled to mature in August 2008, (assuming the exercise of three one-year, no-cost extension options).

On September 12, 2003, the Company refinanced Tucson Mall and Park City Center and, through GGP/Homart, Newgate Mall, all of which had been a part of the GGP MPTC financing, with new, non-recourse mortgage loans. The new $163 million loan collateralized by Park City Center requires monthly payments of principal and interest, bears interest at a rate of 5.19% per annum and is scheduled to mature in October 2010. The new $130 million loan collateralized by Tucson Mall requires monthly payments of principal and interest, bears interest at a rate of 4.26% per annum and is scheduled to mature in July 2008. The new $45 million loan collateralized by Newgate Mall requires monthly payments of principal and interest, bears interest at a rate of 4.84% per annum and is scheduled to mature in October 2010.

On October 14, 2003, the Company acquired Sikes Senter, an enclosed mall located in Wichita Falls, Texas. The purchase price was approximately $61 million, which was paid at closing with an interest-only acquisition loan of approximately $41.5 million (bearing interest at a rate per annum of LIBOR plus 70 basis points and scheduled to mature in November 2008, assuming all no-cost extension options are exercised) and the balance from cash on hand and amounts borrowed under the Company's credit facilities.

On October 29, 2003, the Company acquired The Maine Mall, an enclosed mall in Portland, Maine. The aggregate consideration paid for The Maine Mall was approximately $270 million (subject to certain prorations and adjustments). The consideration was paid in the form of cash borrowed under the Company's credit facilities and an approximately $202.5 million acquisition loan which initially bears interest at a rate per annum of LIBOR plus 92 basis points. After May 14, 2004, depending upon certain factors, the interest rate spread per annum could vary from 85 to 198 basis points. The loan requires monthly payments of interest-only and matures in five years (assuming the exercise by the Company of all no-cost extension options).

On October 31, 2003, the Company acquired Glenbrook Square, an enclosed mall in Fort Wayne, Indiana. The aggregate consideration paid for Glenbrook Square was approximately $219 million (subject to certain prorations and adjustments). The consideration was paid from cash on hand, including proceeds from refinancings of existing long-term debt and by an approximately $164.3 million interest-only acquisition loan which initially bears interest at a rate per annum of LIBOR plus 80 basis points. After April 10, 2004, depending upon certain factors, the interest rate spread per annum could vary from 85 basis points to 185 basis points. The loan requires monthly payments of interest-only and matures in five years (assuming the exercise by the Company of all no-cost extension options).

On December 5, 2003, the Company acquired Foothills Mall, four adjacent retail properties in Foothills, Colorado. The aggregate consideration paid was approximately $100.5 million (subject to certain prorations and adjustments). The consideration was paid from cash on hand, including borrowings under the Company's credit facilities, approximately $26.6 million in 6.5% preferred units of limited partnership in the Operating Partnership, and approximately $45.8 million in assumed debt. The assumed debt requires monthly payments of principal and interest, bears interest at a weighted average rate per annum of approximately 6.6% and matures in September 2008.

On December 23, 2003, the Company acquired Chico Mall, an enclosed mall in Chico, California. The aggregate consideration paid for Chico Mall was approximately $62.4 million (subject to certain prorations and adjustments). The consideration was paid in the form of cash borrowed under the Company's credit facilities and the assumption of approximately $30.6 million in existing long-term mortgage indebtedness that currently bears interest at a rate per annum of 7.0%. The loan requires monthly payments of principal and interest and is scheduled to mature in March 2005.

On December 23, 2003, the Company acquired Rogue Valley Mall, an enclosed mall in Medford, Oregon. The aggregate consideration paid for Rogue Valley Mall was approximately $57.5 million (subject to certain prorations and adjustments). The consideration was paid from cash on hand, including proceeds from borrowings under the Company's credit facilities and by the assumption of approximately $28 million in existing long-term mortgage indebtedness that currently bears interest at a rate per annum of 7.85%. The loan requires monthly payments of principal and interest and is scheduled to mature in January 2011.

On January 7, 2004, the Company acquired a 50% ownership interest in Burlington Town Center, an enclosed mall in Burlington, Vermont. The aggregate consideration for the 50% ownership interest in Burlington Town Center is approximately $10.25 million (subject to certain prorations and adjustments) of which approximately $9 million was paid in cash at closing with the remaining amounts to be funded in cash in 2004 when certain conditions related to the property are satisfied. In addition, the Company issued to the venture a non-recourse loan collateralized by the property to replace the existing mortgage debt collateralized by the property. The Company's $31.5 million mortgage loan requires monthly payments of principal and interest, bears interest at a weighted average rate per annum of approximately 5.5% and is scheduled to mature in January 2009. In addition, the Company has an option to purchase the remaining 50% ownership interest in Burlington Town Center until January 2007 at a price computed on a formula related to the Company's initial purchase price. Due to substantive participating rights held by the unaffiliated venture partners, this investment is expected to be accounted for by the Company on the equity method.

On January 16, 2004, the Company acquired Redlands Mall, an enclosed mall in Redlands, California. The purchase price paid for Redlands Mall was approximately $14.25 million (subject to certain prorations and adjustments). The consideration was paid from cash on hand, including proceeds from borrowings under the Company's credit facilities.

On March 1, 2004 the Company acquired the remaining 50% general partnership interest in Town East Mall in Mesquite, Texas from its unaffiliated joint venture partner. The purchase price for the 50% ownership interest was approximately $44.5 million, which was paid in cash from cash on hand, including proceeds from borrowings under the Company's credit facilities.

On March 5, 2004, the Company acquired Four Seasons Town Centre, an enclosed mall in Greensboro, North Carolina. The purchase price paid for Four Seasons Town Centre was approximately $161 million (subject to certain prorations and adjustments). The consideration was paid from approximately $134 million in assumed debt, approximately $25.1 million in 7% preferred units of limited partnership in the Operating Partnership and the remaining amounts from cash on hand, including proceeds from borrowings under the Company's credit facilities. Immediately following the closing, the Company prepaid approximately $22 million of such debt using cash on hand.

In addition, certain Unconsolidated Real Estate Affiliates completed significant investment and financing transactions since December 31, 2002, which are summarized as follows:

On February 14, 2003, GGP/Homart purchased from the holder the portion of the GGP MPTC financing (approximately $65 million) attributable to the West Oaks Mall, a property 100% owned by GGP/Homart. In October 2003, a new $76 million loan which matures in August 2013 and bears interest at a rate per annum of 5.25% was obtained.

In March 2003, the Company, through GGP/Homart, refinanced the Pembroke Lakes Mall $84 million mortgage with a new long-term mortgage loan. The new $144 million loan is comprised of two notes, both of which mature in April 2013 and bears interest at a weighted average interest rate per annum of 4.94%.

Also in March 2003, the Company, through GGP/Homart, repaid the $44.0 million mortgage collateralized by Columbiana Centre. A new $72 million mortgage loan, collateralized by the Columbiana Centre, was obtained in April 2003. The new loan, maturing in May 2008, provides for periodic amortization of principal and interest and bears interest at a rate per annum of 4.13%.

In May 2003, the $19.1 million 7.65% mortgage loan (originally scheduled to mature in September 2003) collateralized by Bay City Mall was repaid by GGP/Homart. In November 2003, GGP/Homart obtained replacement financing secured by the property in the form of a new $26.5 million non-recourse mortgage loan bearing interest at a rate per annum of 6.70% and maturing in December 2013.

In September 2003, the Company, through GGP/Homart, refinanced Lakeland Square Mall and Chula Vista Center. The new, $60 million loan collateralized by Lakeland Square Mall bears interest at a rate per annum of 5.13%, requires monthly payments of principal and interest and matures in October 2013. The new $65 million loan collateralized by Chula Vista Center bears interest at a rate per annum of 4.12%, requires monthly payments of principal and interest and matures in October 2008.

On October 9, 2003, the Company, through GGP/Homart, refinanced the Shoppes at Buckland Hills. The new $112.5 million interest-only loan bears interest at a rate per annum of LIBOR plus 80 basis points and, assuming the exercise of all no-cost extension options, matures in October 2008.

Approximately $454.9 million of the Company's consolidated debt is scheduled to mature in 2004 and approximately $417.6 million of consolidated debt is scheduled to mature in 2005. In addition, the Unconsolidated Real Estate Affiliates have certain mortgage loans maturing in 2004 (the Company's portion based on the Company's ownership percentage is approximately $87.1 million). Although agreements to refinance all of such indebtedness have not yet been reached, the Company anticipates that all of its debt will be repaid or refinanced on a timely basis. Other than as described above or in conjunction with possible future new developments or acquisitions, there are no current plans to incur additional debt, increase the amounts available under the Company's credit facilities or raise equity capital.

The following table aggregates the Company's contractual obligations and commitments subsequent to December 31, 2003:

CONTRACTUAL OBLIGATIONS AND COMMITMENTS
              (in Thousands)

                                        2004          2005         2006         2007         2008        SUBSEQUENT    TOTAL
                                        ----          ----         ----         ----         ----        ----------    -----
Long-term debt-principal             $  449,439     $363,691    $1,230,975    $557,357    $1,460,849     $2,587,179  $6,649,490
Retained Debt-principal              $    4,050     $  7,822    $   31,270    $168,403    $      199     $   10,911  $  222,655(1)
Ground lease payments                $    2,469     $  2,455    $    2,417    $  2,384    $    2,373     $   87,010  $   99,108
Committed real estate
  acquisition contracts (Note 3)     $   56,000            -             -           -             -              -  $   56,000(2)
Purchase obligations                 $   18,993            -             -           -             -              -  $   18,993(3)
Other long-term liabilities                   -            -             -           -             -              -           -(4)
                                     ----------     --------    ----------    --------    ----------     ----------  ----------

Total                                $  530,951     $373,968    $1,264,662    $728,144    $1,463,421     $2,685,100  $7,046,246

                                     ==========     ========    ==========    ========    ==========     ==========  ==========

      (1)   As separately detailed in the chart immediately below.

      (2) Reflects equity of $10,250 and mortgage loan receivable of $31,500 related to Burlington Town Center which closed on January 7, 2004 and $14,250 of equity related to Redlands Mall which closed on January 16, 2004.

      (3) Reflects accrued and incurred construction costs payable. Routine trade payables have been excluded. Other construction costs of approximately $570 million are expected in future years as disclosed (Note 3) as the Company's current development and redevelopment projects.

      (4) Other long term liabilities related to interest expense on long term debt or ongoing real estate taxes have not been included in the table as such amounts depend upon future amounts outstanding and future applicable real estate tax and interest rates. Interest expense and real estate tax expense were $278.5 million and $89.0 million for 2003 and $219.0 million and $61.1 million for 2002, respectively.

With respect to the Unconsolidated Real Estate Affiliates, the Company has the following specified contractual obligations:

UNCONSOLIDATED                   NATURE OF                                     CONTRACTUAL
AFFILIATE                        OBLIGATION                                    OBLIGATION
---------                        ----------                                    ----------
GGP/Homart II                    Retained Debt                                 $164.0 million
GGP/Homart II                    Loan                                          $8.9 million
GGP Ivanhoe IV                   Retained Debt                                 $39.3 million
GGP/Teachers                     Retained Debt                                 $19.4 million
Circle T                         Contractual construction obligations          $0.5 million

Finally, the Company has, as described in Note 13, established certain special purpose entities, primarily to facilitate financing arrangements. Such special purpose entities are either; fully consolidated in the accompanying consolidated financial statements or; are not owned or consolidated by the Company and the Company has no fixed or contingent obligations with respect to such unconsolidated entities.

If additional capital is required for any of the above listed obligations or for other purposes, the Company believes that it can increase the amounts drawn or available under the Company's credit facilities, obtain new revolving credit facilities, obtain an interim bank loan, obtain additional mortgage financing on under-leveraged or unencumbered assets, enter into new joint venture partnership arrangements, sell certain assets or raise additional debt or equity capital. However, there can be no assurance that the Company can complete such transactions on satisfactory terms. The Company will continue to monitor its capital structure, investigate potential investments or joint venture partnership arrangements and purchase additional properties if they can be acquired and financed on terms that the Company reasonably believes will enhance long-term stockholder value. In addition, the Company anticipates it will continue its current practice of initially financing acquisitions with variable rate debt. When the acquired property operating cash flow has been increased, the Company anticipates refinancing portions of such variable rate acquisition debt with pooled or property-specific, non-recourse fixed-rate mortgage financing. Such replacement financing, if based on increased property cash flow, should yield increased refinancing proceeds or other more favorable financing terms.

Net cash provided by operating activities was $578.5 million in 2003, an increase of $118.0 million from $460.5 million in the same period in 2002. Income from continuing operations increased $51.3 million which was primarily due to the effect of the acquisitions of property in 2002 and 2003 as described above.

Net cash provided by operating activities was $460.5 million in 2002, an increase of $253.4 million from $207.1 million in the same period in 2001. Income from continuing operations increased $113.9 million which was primarily due to the effect of the $66 million provision for the discontinuance of the Network Services in 2001 as discussed in Note 11 and $69.5 million of 2002 earnings is attributable to properties acquired in 2002.

SUMMARY OF INVESTING ACTIVITIES

Net cash used by investing activities in 2003 was $1.7 billion, compared to a use of $949.4 million in 2002. Cash flow from investing activities was affected by the timing of acquisitions, development and improvements to real estate properties, requiring a use of cash of approximately $1.7 billion in 2003 compared to approximately $1.0 billion in 2002.

Net cash used by investing activities in 2002 was $949.4 million, compared to a use of $367.4 million in 2001. Cash flow from investing activities was affected by the timing of acquisitions, development and improvements to real estate properties, requiring a use of cash of approximately $1.0 billion in 2002 compared to $338.2 million in 2001. In addition, approximately $155.1 million of the use of cash for investing activities in 2001, and a corresponding source of cash from investing activities in 2002, was the purchase and subsequent sale of the marketable securities discussed in Note 1.

SUMMARY OF FINANCING ACTIVITIES

Financing activities provided net cash of $1.1 billion in 2003, compared to $381.8 million in 2002. A significant contribution of cash from financing activities was obtained from mortgage refinancings and acquisition debt, which had a positive impact of $3.1 billion in 2003 versus approximately $792.3 million in 2002. The majority of such financing in 2003 was for the purpose of funding acquisitions that took place during the year. The additional financing in 2003 was used to repay existing indebtedness and to fund redevelopment of real estate as discussed above. The remaining use of cash consisted primarily of increased distributions (including dividends paid to preferred stockholders in 2003 and 2002).

Financing activities provided net cash of $381.8 million in 2002, compared to $293.8 million in 2001. The 2001 Offering resulted in net proceeds of approximately $348 million which, as described in Note 1, was utilized to reduce outstanding indebtedness and provide for additional working capital. An additional significant contribution of cash from financing activities was obtained from mortgages and acquisition debt, which had a positive impact of $792.3 million in 2002 versus approximately $2.1 billion in 2001. The majority of such financing in 2001 was attributable to the GGP MPTC financing described in Note 5. The additional financing was used to repay existing indebtedness and to fund the acquisitions and redevelopment of real estate as discussed above. The remaining use of cash consisted primarily of increased distributions (including dividends paid to preferred stockholders in 2002 and 2001).

REIT REQUIREMENTS

In order to remain qualified as a real estate investment trust for federal income tax purposes, General Growth must distribute or pay tax on 100% of capital gains and at least 90% of its ordinary taxable income to stockholders. The following factors, among others, will affect operating cash flow and, accordingly, influence the decisions of the Board of Directors regarding distributions: (i) scheduled increases in base rents of existing leases; (ii) changes in minimum base rents and/or overage rents attributable to replacement of existing leases with new or renewal leases; (iii) changes in occupancy rates at existing centers and procurement of leases for newly developed centers; (iv) necessary capital improvement expenditures or debt repayments at existing properties; and (v) General Growth's share of distributions of operating cash flow generated by the Unconsolidated Real Estate Affiliates, less management costs and debt service on additional loans that have been or will be incurred. General Growth anticipates that its operating cash flow, and potential new debt or equity from future offerings, new financings or refinancings will provide adequate liquidity to conduct its operations, fund general and administrative expenses, fund operating costs and interest payments and allow distributions to General Growth preferred and common stockholders in accordance with the requirements of the Code.

On January 1, 2001, the REIT provisions of the Tax Relief Extension Act of 1999 became effective. Among other things, the law permits a REIT to own up to 100% of the stock of a Taxable REIT Subsidiary ("TRS"). A TRS, which must pay corporate income tax, can provide services to REIT tenants and others without disqualifying the rents that a REIT receives from its tenants. Accordingly, on January 1, 2001 the Operating Partnership acquired for nominal cash consideration 100% of the common stock of GGMI and elected in 2001 to have GGMI treated as a TRS. The Operating Partnership and GGMI concurrently terminated the management contracts for the Consolidated Centers as the management activities would thereafter be performed directly by the Company. GGMI has continued to manage, lease, and perform various other services for the Unconsolidated Centers and other properties owned by unaffiliated third parties. Although taxable income is expected to be reported for 2003 and subsequent years, GGMI is not expected to be required to pay Federal income taxes in the near term due to its significant net operating loss carry-forwards primarily arising from 2001 operations.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

As described in Notes 2 and 13, the FASB has issued certain statements, which are effective for the current or subsequent year. The Company does not expect a significant impact on its annual reported operations due to the application of the new statements as discussed in Note 13.

ECONOMIC CONDITIONS

Inflation has been relatively low in recent years and has not had a significant detrimental impact on the Company. Should inflation rates increase in the future, substantially all of the Company's tenant leases contain provisions designed to partially mitigate the negative impact of inflation. Such provisions include clauses enabling the Company to receive percentage rents based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases expire each year which may enable the Company to replace or renew such expiring leases with new leases at higher base and/or percentage rents, if rents under the expiring leases are below the then-existing market rates. Finally, many of the existing leases require the tenants to pay amounts related to all or substantially all of their share of certain operating expenses, including common area maintenance, real estate taxes and insurance, thereby partially reducing the Company's exposure to increases in costs and operating expenses resulting from inflation.

Inflation also poses a potential threat to the Company due to the probability of future increases in interest rates. Such increases would adversely impact the Company due to the amount of its outstanding floating rate debt. However, in recent years, the Company's ratio of interest expense to operating cash flow has continued to decrease. In addition, the Company has limited its exposure to interest rate fluctuations related to a portion of its variable rate debt by the use of interest rate cap and swap agreements as described below. Finally, subject to current market conditions, the Company has a policy of replacing variable rate debt with fixed rate debt (see Note 5). However, in an increasing interest rate environment (which generally follows improved market conditions as discussed below), the fixed rates the Company can obtain with such replacement fixed-rate debt will also continue to increase.

During 2002, the retail sector was generally weak. During 2003, modest improvements in the sector occurred and the 2003 holiday season was the strongest since 1999. Despite these favorable trends, some economists remain cautious about prospects for continued improvements in retail markets. Growth in retail markets would lead to stronger demand for leaseable space, ability to increase rents to tenants with stronger sales performance and rents computed as a percentage of tenant sales would increase.

The Company and its affiliates currently have interests in 162 operating retail properties in the United States. The Portfolio Centers are diversified both geographically and by property type (both major and middle market properties) and this may mitigate the impact of any economic decline at a particular property or in a particular region of the country. In addition, the diverse combination of the Company's tenants is important because no single tenant (by trade name) comprises more than 1.54% of the Company's annualized total rents.

The Company has over the past 18 months experienced a significant increase in the market price of its Common Stock. Accordingly, all options granted to date under its incentive stock plans that vest based on the market price of the Common Stock have vested. Such vesting has resulted in approximately $14.9 million and $11.8 million in compensation cost in 2003 and 2002 respectively. As all prior grants have vested and any grants of TSOs made in 2004 would require a substantial increase in the market price of the Common Stock to vest, similar TSO compensation costs in 2004 are not anticipated.

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